EX-21.01 SUBSIDIARIES OF THE COMPANY

Exhibit 21.01

BIGLARI HOLDINGS INC.

Subsidiaries	Jurisdiction of Incorporation or Organization
Biglari Group S.A.R.L.	Monaco
First Guard Insurance Company	Arizona
1st Guard Corporation	Florida
Maxim Inc.	Delaware
Steak n Shake Inc.	Indiana
Western Sizzlin Corporation	Delaware